Exhibit 10
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Horace Mann Life Insurance Company:
We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” and the use of our reports dated April 29, 2009 with respect to the statutory statements of admitted assets, liabilities, and capital and surplus of Horace Mann Life Insurance Company as of December 31, 2008 and 2007, and the related statutory statements of operations, capital and surplus and cash flow for each of the years in the three-year period ended December 31, 2008 and related schedules I, III, IV and VI included in the Registration Statement under the Securities Act of 1933 (File No. 333-138322) on Form N-4. Our report dated April 29, 2009 includes explanatory language that states that Horace Mann Life Insurance Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the Illinois Department of Financial and Professional Regulation – Division of Insurance, which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the statutory financial statements are not presented in conformity with U.S. generally accepted accounting principles and further states that those statements are presented fairly, in all material respects, in conformity with statutory accounting practices. We also consent to the use of our report dated April 29, 2009, with respect to the statement of net assets of each of the sub-accounts comprising the Horace Mann Life Insurance Company Qualified Group Annuity Separate Account as of December 31, 2008, and the related statement of operations for the year then ended, the statement of changes in net assets for the year then ended, and the related financial highlights for the year then ended, also included in the Registration Statement under the Securities Act of 1933 (File No. 333-138322) on Form N-4.
KPMG LLP
Chicago, Illinois
April 29, 2009